Exhibit 10.2

Form of HCA Holdings, Inc.

Restricted Share Unit Agreement

(Annual Award)

THIS RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of _____, ____ (the “Grant Date”), between HCA Holdings, Inc., a Delaware corporation (the “Company”), and the individual whose name is set forth below (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of awards that are based on Shares of the Company, including the grant of a right to receive one Share at a specified date (or dates) in the future (a “Restricted Share Unit”); and

WHEREAS, the Company has determined that a portion of the Grantee’s annual retainer for services as a director of the Company (a “Director”) should be paid to the Grantee in the form of Restricted Share Units, to be granted pursuant to the terms and conditions set forth in this award Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

RESTRICTED SHARE UNIT GRANT

Grantee:	[Participant Name]
[Participant Address]

Aggregate number of Restricted Share Units granted hereunder:	[Award]

Grant Date:	[Grant Date]

1.	Grant of Restricted Share Unit Award.

1.1 The Company hereby grants to the Grantee an award (“Award”) of Restricted Share Units (“RSUs”) as set forth above on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. A bookkeeping account will be maintained by the Company to keep track of the RSUs and any dividend equivalent rights that may accrue as provided Section 3.

1.2 The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the RSUs shall vest in accordance with Section 2 hereof. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution.

2.	Vesting and Payment.

2.1 Except as provided in Section 2.2, the Award shall vest in its entirety on the sooner of the date of the Company’s [_____] annual shareholders’ meeting or the first anniversary of the Grant Date, so long as the Grantee continues to serve on the Board through such date (such period sometimes referred to as the “Restricted Period”).

2.2 Notwithstanding Section 2.1 above, all RSUs covered by the Award shall immediately vest upon the occurrence of a Change in Control (the definition of which is set forth on Schedule A attached hereto) that occurs prior to the expiration of the Restricted Period. If the Grantee’s service as a Director is terminated for any reason other than death or Disability, the Grantee shall forfeit all rights with respect to all RSUs (including Dividend Equivalent Units and other dividend equivalent rights) that are not vested on such date; provided, however, if such termination is with Cause (as defined below), all RSUs whether vested or unvested shall immediately become void and of no effect. If the Grantee’s service as a Director is terminated by death or Disability, the RSUs covered by the Award shall immediately vest, but only in proportion to the length of the Director’s service as a director during such Restricted Period. For purposes of this Agreement, Cause shall mean the reasons for which a Director can be removed from the Board by the Company pursuant to the governing documents of the Company (including, without limitation, the Company’s by-laws and charter). For purposes of this Agreement, “Disability” shall mean that the Grantee is unable to perform the essential duties of a Director. Notwithstanding the foregoing, this provision is subject in its entirety to Section 9 of the Plan.

2.3 The Grantee shall be entitled to payment in respect of all RSUs covered by the Award upon the vesting of this Award. Subject to the provisions of the Plan, such payment shall be made through the issuance to the Grantee, as promptly as practicable thereafter (or to the executors or administrators of Grantee’s estate, as promptly as practicable after the Company’s receipt of notification of Grantee’s death, as the case may be), of a number of Shares equal to the number of such RSUs that have vested pursuant to this Award. Notwithstanding the foregoing, if the Grantee shall have elected to defer payment of the RSUs that become vested under this Award to such later date as may be permitted by the Company, in accordance with the requirements of Section 409A of the Code, payment of such vested RSUs shall instead be made on such later date (the “Deferral Election”).

3.	Dividend Equivalent Rights.

Grantee shall receive dividend equivalent rights in respect of the RSUs covered by this Award at the time of any payment of dividends to stockholders on Shares. At the Company’s option, the RSUs will be credited with either (a) additional units (the “Dividend Equivalent Units”) (including fractional units) for cash dividends paid on shares of the Company’s Common Stock by (i) multiplying the cash dividend paid per Share by the number of RSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid, and (b) dividing the product determined above by the Fair Market Value of a Share, in each case, on the dividend record date, or (b) a cash amount equal to the amount that would be payable to the Grantee as a stockholder in respect of a number of Shares equal to the number of RSUs and Dividend Equivalent Units then credited to the Grantee hereunder as of the dividend record date. The RSUs will be credited with Dividend Equivalent Units for stock dividends paid on shares of the Company’s Common Stock by multiplying the stock dividend paid per Share by the number of RSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date. Each Dividend Equivalent Unit has a value equal to one Share. Each Dividend Equivalent Unit or cash dividend equivalent right will vest and be settled or payable at the same time as the RSU to which such dividend equivalent right relates. For the avoidance of doubt, no dividend equivalent rights shall accrue under this Section 3 in the event that any dividend equivalent rights or other applicable adjustments pursuant to Section 5 hereof provide similar benefits.

4.	No Right to Continued Service.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continue service as a member of the Board.

5.	Adjustments.

Notwithstanding anything else contained in this Agreement, the RSUs granted hereunder and this Agreement shall be subject to adjustment, substitution or cancellation in accordance with the provisions of Sections 8 and 9 of the Plan.

6.	Grantee Bound by the Plan.

This Agreement shall be construed in accordance and consistent with, and subject to, the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

7.	Modification of Agreement.

Subject to the provisions of Section 3 of the Plan, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

8.	Severability.

If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

9.	Taxes; Section 409A.

The Grantee shall be responsible for all taxes due in connection with the grant or vesting or any payment or transfer with respect to the RSUs and Shares (and cash, if applicable) payable hereunder. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the RSUs (including any dividend equivalent rights) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, including where Grantee has elected to defer settlement of this Award, settlement of the RSUs or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such RSUs and any dividend equivalent rights in strict compliance with Section 409A of the Code. Each payment of RSUs (and related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code.

10.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by Federal law.

11.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

12.	Resolution of Disputes.

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Nashville, Tennessee metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator. If the Grantee substantially prevails on any of his or her substantive legal claims, then the Company shall reimburse all legal fees and arbitration fees incurred by the Grantee to arbitrate the dispute.

13.	Entire Agreement.

This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

14.	Notices.

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or its designee, and any notice to be given to the Grantee shall be addressed to him at the address (including an electronic address) reflected in the Company’s books and records. By a notice given pursuant to this Section 14, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 14. Any notice shall have been deemed duly given when (i) delivered in person, (ii) delivered in an electronic form approved by the Company, (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iv) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

HCA Holdings, Inc.

By:

Grantee:

(electronically accepted)

Schedule A

Definition of Change in Control

For purposes of this Agreement, the term “Change in Control” shall mean, in lieu of any definition contained in the Plan:

(i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group other than an employee benefit plan (or trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a “Permitted Holder”); or

(ii) any Person or Group, other than a Permitted Holder, becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are Beneficially Owned subsequent to such transaction by the Person or Persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.